Exhibit 5.1

Retail Opportunity Investments Corp. Retail Opportunity Investments Partnership, LP 11250 El Camino Real, Suite 200 San Diego, California 92130	April 29, 2019

Ladies and Gentlemen:

We have acted as counsel to Retail Opportunity Investments Corp. (the “Company”) and Retail Opportunity Investments Partnership, LP (the “Operating Partnership”) in connection with the registration statement on Form S-3 (Registration Nos. 333-231088, 333-231088-01) (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We are furnishing this letter to you in connection with the offer and sale by the Company from time to time of its common stock, par value $0.0001 per share (the “Shares”), having an aggregate offering price of up to $225,804,767, which are to be sold by the Company in accordance with the terms of the Sales Agreements (the “Sales Agreements”), dated as of May 1, 2018 and as amended on April 29, 2019, by and among the Company, the Operating Partnership and each of Capital One Securities, Inc., Jefferies LLC, KeyBanc Capital Markets Inc., Raymond James & Associates, Inc., and Robert W. Baird & Co. Incorporated, as Agents named therein (the “Agents”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies or in portable document format.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that following the (i) issuance of the Shares pursuant to the terms of the Sales Agreements and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the board of directors, the Shares will be legally issued, fully paid, and nonassessable.

The opinion set forth in this letter relates only to the General Corporation Law of the State of Maryland, as currently in effect. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP